EXHIBIT 99.1
Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Net Income for the Quarter and Year Ended November 30, 2016

RIDGEFIELD PARK, N.J., March 7, 2017 -- CCA Industries, Inc. (NYSE MKT: "CAW"), announced today its fourth quarter and full year results for the period ended November 30, 2016. The results can be found on the chart below.
Total net income was $1,181,210 for the year ended November 30, 2016 as compare to a loss of $3,244,211 for the year ended November 30, 2015, an increase of $4,425,421. Total net income for the quarter ended November 30, 2016 increased to $232,797 as compared to a loss of $(1,764,990) for the same period in fiscal 2015. Lance Funston, Chief Executive Officer commented, “The Company’s return to profitability is due to the restructuring plan which was completed in the third quarter of fiscal 2016. This has put the Company on a more stable platform enabling us to now turn our attention to increasing top line sales through the introduction of new products and expansion of retailer distribution. We will also have resources to increase our internet presence. We look forward to continuing profitability in fiscal 2017 and continuing to enhance shareholder value.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	November 30, 2016	November 30, 2015

Revenues	$ 4,223,356	$ 4,082,133

Income (Loss) from Continuing Operations	$ 231,388	$ (1,712,328)
Income (Loss) from Discontinued Operations	$ 1,409	$ (52,662)
Net Income (Loss)	$ 232,797	$ (1,764,990)

Net Income (Loss) per Share:
Basic
Continuing Operations	$ 0.03	$ (0.24)
Discontinued Operations	$ 0.00	$ (0.01)
Total Earnings (Loss) per Share	$ 0.03	$ (0.25)

Net Income (Loss) per Share:
Diluted
Continuing Operations	$ 0.03	$ (0.24)
Discontinued Operations	$ 0.00	$ (0.01)
Total Earnings (Loss) per Share	$ 0.03	$ (0.25)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,006,684	7,006,684

Twelve Months Ended
	November 30, 2016	November 30, 2015

Revenues	$ 19,628,744	$ 24,789,555

Income (Loss) from Continuing Operations	$ 1,192,684	$ (3,256,632)
(Loss) Income from Discontinued Operations	$ (11,474)	$ 12,421
Net Income (Loss)	$ 1,181,210	$ (3,244,211)

Net Income (Loss) per Share:
Basic
Continuing Operations	$ 0.17	$ (0.46)
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings (Loss) per Share	$ 0.17	$ (0.46)

Net Income (Loss) per Share:
Diluted
Continuing Operations	$ 0.17	$ (0.46)
Discontinued Operations	$ 0.00	$ 0.00
Total Earnings (Loss) per Share	$ 0.17	$ (0.46)

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,021,764	7,006,684